NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 11, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 30, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Goldfield Corp and FR Utility Services Merger Sub, Inc., a wholly owned subsidiary of FR Utility Services, Inc., an affiliate of First Reserve Fund XIV, L.P. became effective before market open on December 30, 2020. Each share of Common Stock of The Goldfield Corp will be exchanged for $7.00 per share, net to the seller in cash, without interest and less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 30, 2020.